AZZ Second Quarter – Fiscal Year 2014
September 27, 2013

AZZ incorporated Reports Financial Results for the Second Quarter and Year-To-Date of Fiscal Year 2014, and Declares Cash Dividend

Contact:	Dana Perry, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

September 27, 2013 - FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a global provider of electrical products and services and a provider of galvanizing services, today announced unaudited financial results for the three and six-month periods ended August 31, 2013. Revenues for the second quarter were $189.8 million compared to $153.4 million for the same quarter last year, an increase of 24 percent. Net income for the second quarter was $16.4 million, or $0.64 per diluted share, compared to net income of $15.9 million, or $0.62 per diluted share, in last year’s second fiscal quarter.

For the six-month period, the Company reported revenues of $373 million compared to $280.5 million for the comparable period last year, an increase of 33 percent. Net income for the six months was $30.9 million, or $1.20 per diluted share, compared to $31.9 million, or $1.25 per diluted share in the comparable period of last year.

Non-recurring expenses and income items recorded during the second quarter are related to the fire at our Joliet facility. While we expect to receive substantial additional insurance proceeds under our insurance policy in the future, the ultimate amount that we collect has not yet been determined. Any future recoveries under this policy will be recognized in the period in which proceeds are approved by our insurance carrier. Included with the financial tables is a reconciliation of these non-recurring items for the compared periods.

Our E&I products backlog at the end of our second quarter of fiscal 2014 was $211.4 million, compared to $213.1 million at the end of the second quarter of fiscal 2013 and $221.7 million on February 28, 2013. Incoming orders for the second quarter were $180.7 million while shipments for the quarter totaled $189.7 million, resulting in a book to ship ratio of 96 percent. Of our E&I products backlog of $211.4 million, 35 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products and Services Segment for the second quarter of fiscal 2014 were $104.1 million as compared to $66.5 million for the same quarter last year, an increase of 57 percent. Operating income for the segment increased 15 percent to $10.7 million compared to $9.3 million in the same period last year. Operating margins for the second quarter were 10.3 percent for the quarter as compared to 14 percent in the prior year period. NLI, acquired June 1, 2012 and WSI, acquired April 1, 2013, contributed $55.6 million in revenues and $1.7 million in operating income. Excluding NLI and WSI, margins for the quarter would have been 18.6 percent. For the first six months of fiscal 2014, revenues increased 80 percent to $200.6 million and operating income increased 47 percent to $23.8 million compared

AZZ Second Quarter – Fiscal Year 2014
September 27, 2013

to $111.2 million and $16.1 million respectively, for the first six months of the prior year. Operating margins for the first six months were 11.9 percent as compared to 14.5 percent in the prior year period. NLI, acquired June 1, 2012 and WSI, acquired April 1, 2013, contributed $114.6 million in revenues and $9.2 million in operating income. Excluding NLI and WSI, year to date margins would have been 16.9 percent.

Revenues for the Company’s Galvanizing Service Segment for the second quarter were $85.6 million, compared to the $86.9 million in the same period last year. Operating income was $26.2 million as compared to $23.5 million in the prior period, an increase of 11 percent. Operating margins for the second quarter were 30.6 percent, compared to 27 percent in the same period last year. For the first six months of fiscal 2014, revenues increased 2 percent to $172.4 million and operating income increased 12 percent to $51.9 million compared to $169.3 million and $46.2 million respectively, for the first six months of the prior year. Year to date operating margins were 30 percent compared to 27 percent in the prior year period. The Galvanizing Service Segment recorded net non-operating income and expense items during the second quarter of fiscal 2014 in the amount of $1.9 million resulting from the fire at the Joliet galvanizing facility. The losses at the Joliet facility are expected to continue to be offset with insurance proceeds for business interruption in future quarters, once the claim is settled. Pro forma operating income without the non-operating items would have been $24.4 million for the quarter resulting in an operating margin for the segment of 28.4 percent. The Joliet facility is expected to re-open in October 2013.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “Despite the continued sluggish economic conditions in our served markets, combined with significant project delays, we anticipate that the net earnings for fiscal 2014 will reflect an improvement over fiscal 2013.  We continue to face headwinds in both our operating segments in fiscal 2014 tied to the deferral of capital and maintenance spending by our customers.   With the acquisitions of both WSI and NLI, we have reoriented our business to capture benefits from maintenance spending on existing infrastructure required in the power generation, oil & gas and industrial markets.  Our businesses are well positioned to capture a meaningful share of this spending which we expect to occur in fiscal 2015.  We remain very bullish on our opportunities and look forward to seeing those come to fruition in fiscal 2015 and beyond.”

Based upon the evaluation of information currently available to management, we are revising our fiscal year 2014 guidance for revenues to be in the range of $780 to $810 million. The continuing delay in new construction for domestic and international nuclear power projects and the delayed start for the petrochemical renaissance in the Gulf Coast have resulted in a significant portion of our backlog in the Electrical and Industrial Products and Services segment, as well as projected volume in the Galvanizing segment, to move out of the second half of this fiscal year. Our earnings are anticipated to be in the range of $2.45 and $2.65 per diluted share. Our guidance reflects the acquisition of WSI during the last eleven months of fiscal 2014. Our third quarter guidance for revenues will be in the range of $210 million to $230 million and our earnings are anticipated to be in the range of $0.65 to $0.75 per diluted share. The guidance does not reflect any additional gains which may be realized from the insurance settlement associated with the fire loss at the Company’s Joliet facility. Any gains will be recognized in the period in which it is received.

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a 14 cent per share cash dividend on the Company’s common stock outstanding. The dividend will be paid at the close of business on October 25, 2013, to shareholders of record on October 11, 2013.

AZZ incorporated will conduct a conference call to discuss financial results for the second quarter of fiscal year 2014 at 11:00 A.M. ET on Friday, September 27, 2013. Interested parties can access the conference call

AZZ Second Quarter – Fiscal Year 2014
September 27, 2013

by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10033514, or for 30 days at www.azz.com/azzinvest.htm.

AZZ incorporated is a global provider of specialty electrical equipment and highly engineered services to the power generation, transmission, distributions, and industrial markets as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2013 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

---Financial tables on the following page---

AZZ Second Quarter – Fiscal Year 2014
September 27, 2013

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	August 31, 2013	August 31, 2012	August 31, 2013	August 31, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$189,782	$153,385	$372,957	$280,528
Costs and Expenses:
Cost of Sales	133,877	110,073	266,337	199,351
Selling, General and Administrative	26,179	15,768	52,865	31,124
Interest Expense	4,651	3,228	9,129	6,568
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(859)	17	(883)	(5,952)
Other (Income)	117	(294)	(3,710)	(246)
	$163,965	$128,792	$323,738	$230,845

Income before income taxes	25,817	24,593	49,219	49,683
Income Tax Expense	9,454	8,720	18,309	17,824
Net income	$16,363	$15,873	$30,910	$31,859
Net income per share
Basic	$0.64	$0.63	$1.21	$1.26
Diluted	$0.64	$0.62	$1.20	$1.25
Diluted average shares outstanding	25,664	25,509	25,665	25,481

Segment Reporting
(in thousands)

	Three Months Ended		Six Months Ended
	August 31, 2013	August 31, 2012	August 31, 2013	August 31, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$104,134	$66,530	$200,600	$111,212
Galvanizing Services	85,648	86,855	172,357	169,316
	$189,782	$153,385	$372,957	$280,528

Segment Operating Income :
Electrical and Industrial Products	$10,733	$9,339	$23,781	$16,135
Galvanizing Services	26,245	23,549	51,943	46,182
Total Segment Operating Income	$36,978	$32,888	$75,724	$62,317

AZZ Second Quarter – Fiscal Year 2014
September 27, 2013

Condensed Consolidated Balance Sheet
(in thousands)

	August 31, 2013	February 28, 2013
	(unaudited)	(audited)

Assets:
Current assets	$318,683	$262,432
Net property, plant and equipment	193,265	154,476
Other assets, net	471,868	277,297
Total assets	$983,816	$694,205

Liabilities and shareholders’ equity:
Current liabilities	$139,004	$118,899
Long term debt due after one year	434,455	196,429
Other liabilities	52,031	44,943
Shareholders’ equity	358,326	333,934
Total liabilities and shareholders’ equity	$983,816	$694,205

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	August 31, 2013	August 31, 2012
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$55,183	$30,165
Net cash provided by (used in) investing activities	$(298,661)	$(81,109)
Net cash provided by (used in) financing activities	$229,950	$(23,664)
Effect of exchange rate changes on cash	$(86)	$21
Net increase (decrease) in cash and cash equivalents	$(13,614)	$(74,587)
Cash and cash equivalents at beginning of period	$55,598	$143,303
Cash and cash equivalents at end of period	$41,984	$68,716

AZZ Second Quarter – Fiscal Year 2014
September 27, 2013

AZZ incorporated
Non-GAAP Disclosure
Adjusted Earning and Adjusted Earnings Per Share

Adjusted Earnings and Adjusted Earnings Per Share

In addition to reporting financial results in accordance with GAAP, the Company has provided adjusted earnings and adjusted earnings per share, which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency comparison of operating results across a broad spectrum of companies , which provides a more complete understanding of the Company’s financial performance, competitive position and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted earnings and adjusted earnings per share, to assess operating performance and that such measures may highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measure calculated in accordance with GAAP.

The following table provides a reconciliation for the three and six months ended August 31, 2013 and 2012 between net income and diluted earnings per share calculated in accordance with GAAP to adjusted earnings and adjusted per share, respectively, which are shown net of tax (dollars in thousands, except per share data):

	Three Months Ended August 31,
	2013		2012
		(in thousands)
		Per Diluted Share		Per Diluted Share
Net income and diluted earnings per share	$16,363	$0.64	$15,873	$0.62

Adjustments (net of tax)

Joliet Facility Fire Operating Loss	$524	$0.02	$764	$0.03
Law Suit Settlement	—	—	—	—
Acquisition Related Expenditures	$8	$—	$48	$—
Joliet Facility Fire-Gain from Insurance Proceeds	$(519)	$(0.02)	—	—
Joliet Facility Fire-Business Interruption Insurance Proceeds	$(1,697)	$(0.07)	—	—

Adjusted earnings and adjusted earnings per share	$14,679	$0.57	$16,685	$0.65

AZZ Second Quarter – Fiscal Year 2014
September 27, 2013

	Six Months Ended August 31,
	2013		2012
		(in thousands)
		Per Diluted Share		Per Diluted Share
Net income and diluted earnings per share	$30,910	$1.20	$31,859	$1.25

Adjustments (net of tax)

Joliet Facility Fire Operating Loss	$1,019	$0.04	$1,095	$0.04
Law Suit Settlement	$(2,637)	$(0.1)	—	—
Acquisition Related Expenditures	$2,001	$0.08	$430	$0.02
Joliet Facility Fire-Gain from Insurance Proceeds	$(514)	$(0.02)	$(3,847)	$(0.15)
Joliet Facility Fire-Business Interruption Insurance Proceeds	$(1,682)	$(0.07)	—	—

Adjusted earnings and adjusted earnings per share	$29,097	$1.13	$29,537	$1.16

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with GAAP the Company provides historical non-GAAP financial information. Management believes that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company’s operations. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

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